Exhibit 99.1

TOYS“R”US ANNOUNCES PRICING OF CMBS FINANCING

WAYNE, NJ (October 25, 2016) In connection with its previously announced CMBS financing, Toys“R”Us, Inc. (the “Company”) today announced that TRU 2016-1 Depositor, LLC (the “Depositor”), a direct wholly-owned subsidiary of the Company, has priced $512,000,000 aggregate principal amount of Commercial Mortgage Pass-Through Certificates, Series 2016-TOYS (the “Certificates”), representing beneficial interests in a trust fund consisting of floating-rate first mortgage loan obligations of Toys“R”Us Property Company II, LLC (“Propco II”). The sale of the Certificates is expected to close on November 3, 2016, subject to customary closing conditions.

The Certificates will represent interests in and obligations of the issuing trust and will not represent the obligations of the Company, the Depositor, Propco II or any of their affiliates. The Certificates will consist of six classes of floating rate certificates, each with an assumed final distribution date occurring in November 2019 and an assumed extended final distribution date occurring in November 2021. The approximate initial weighted average interest rate of all six classes of certificates is one month LIBOR + 487bps.

Propco II intends to use the net proceeds of the mortgage loan funded through the CMBS financing, together with the net proceeds of $88 million of mezzanine financing and other available cash, to fund the previously announced redemption of its 8.50% Senior Secured Notes due 2017 (the “Notes”). The Notes are expected to be redeemed upon the closing of the sale of the Certificates on November 3, 2016.

The offer and sale of the Certificates have not and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state or foreign securities laws, and are being offered (A) in the United States only to (1) qualified institutional buyers in reliance on Rule 144A under the Securities Act and (2) other institutions that are “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act, and any entity in which all of the equity owners are “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act, or (B) to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Certificates or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Toys“R”Us, Inc.

Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 871 Toys“R”Us and Babies“R”Us stores in the United States, Puerto Rico and Guam, and in more than 755 international stores and 250 licensed stores in 37 countries and jurisdictions. With its strong portfolio of e-commerce sites including Toysrus.com and Babiesrus.com, the Company provides shoppers with a broad online selection of distinctive toy and baby products. Toys“R”Us, Inc. is headquartered in Wayne, NJ and has an annual workforce of approximately 62,000 employees worldwide. The Company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. For more information, visit Toysrusinc.com or follow @ToysRUsNews on Twitter.

Forward-Looking Statements

All statements that are not historical facts in this press release, including statements about our beliefs or expectations, are forward-looking statements. These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, birth rates, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, implementation and operation of our new e-commerce platform, marketing strategies, the availability of adequate financing, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

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For more information, please contact:

Lenders and Note Investors:

Chetan Bhandari, Senior Vice President, Corporate Finance & Treasurer at 973-617-5841 or Chetan.Bhandari@toysrus.com

Media:

Amy von Walter, Executive Vice President, Global Communications & Public Relations at 201-815-9512 or Amy.vonWalter@toysrus.com